August 2008 Preliminary Terms No. 750 to Registration Statement No. 333-131266 Dated August 12, 2008 Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due October    , 2009

Performance Leveraged Upside SecuritiesSM

Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the average closing value of the asset on the valuation dates.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	October , 2009
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$
Payment at maturity:	▪	If the final average index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪
If the final average index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final average index value) / initial index value
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final average index value:	The arithmetic average of the index closing value of the underlying index on each of the valuation dates.
Valuation dates:
One index business day in each of the four weeks prior to the maturity date, subject to adjustment for certain market disruption events, as follows: September    , 2009, September     , 2009, September    , 2009 and October    , 2009

Leverage factor:	300%
Maximum payment at maturity:	$13.09 to $13.33 (130.9% to 133.33% of the stated principal amount) per Bear Market PLUS
Minimum payment at maturity:	$2 (20% of the stated principal amount) per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August , 2008
Original issue date:	August , 2008 (5 business days after the pricing date)
CUSIP:	617480777
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS	$10	$	$
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside SecuritiesSM

The NASDAQ-100 Index® Bear Market PLUS (the “Bear Market PLUS”) can be used:

▪	As an alternative to a direct short exposure to the NASDAQ-100 Index® that enhances returns for a certain range of negative price performance of the NASDAQ-100 Index®

▪	To enhance returns and potentially outperform a short strategy on the NASDAQ-100 Index® in a moderately bearish scenario

▪	To achieve similar levels of short exposure to the NASDAQ-100 Index® as a direct short investment while using fewer dollars by taking advantage of the leverage factor

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the NASDAQ-100 Index®, subject to the minimum payment at maturity.

Maturity:	14 Months

Leverage factor:	300%

Maximum payment at maturity:	$13.09 to $13.33 per Bear Market PLUS (130.9% to 133.33% of the stated principal amount)

Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

NASDAQ-100 Index® Overview

The NASDAQ - 100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ - 100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.
Information as of market close on August 7, 2008.

Bloomberg Ticker Symbol:	NDX

Current Index Value:	1,880.09

52 Weeks Ago:	1,961.64

52 Week High (on October 31, 2007):	2,238.98

52 Week Low (on March 10, 2008):	1,673.03

NASDAQ-100 Index® Historical Performance – Daily Values January 3, 2003 to August 7, 2008

August 2008	Page 2

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13 month investment offers 300% enhanced exposure to the downside movement of the NASDAQ-100 Index®, subject to a maximum payment at maturity of $13.09 to $ 13.33 per Bear Market PLUS (130.9% to 133.33% of the stated principal amount).

Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in the NASDAQ-100 Index®.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the NASDAQ-100 Index® within a certain range of negative price performance.
Best Case Scenario
The NASDAQ-100 Index® decreases in value and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity of $13.09 to $ 13.33 per Bear Market PLUS (130.9% to 133.33% of the stated principal amount).

Worst Case Scenario
The NASDAQ-100 Index® increases in value and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 9)

▪	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying index increases over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The final average value of the NASDAQ-100 Index® is determined on multiple valuation dates.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the NASDAQ-100 Index®.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

▪	Credit risk to Morgan Stanley.

August 2008	Page 3

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for only a minimum 20% return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the average closing value of the underlying index on the valuation dates.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August , 2008	August , 2008 (5 business days after the pricing date)	October , 2009, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying index:	NASDAQ-100 Index®
Underlying index publisher:	The NASDAQ Stock Market, Inc.
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:	▪	If the final average index value is less than the initial index value, $10 + enhanced downside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪
If the final average index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final average index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date.
Final average index value:	The arithmetic average of the index closing value of the underlying index on each of the valuation dates as published under Bloomberg ticker symbol “NDX” or any successor symbol.
Valuation dates:
One index business day in each of the four weeks prior to the maturity date, subject to adjustment for certain market disruption events, as follows: September       , 2009, September       , 2009, September      , 2009 and October      , 2009.

Maximum payment at maturity:	$13.09 to $13.33 (130.9% to 133.33% of the stated principal amount)
Minimum payment at maturity:	$2 (20% of the stated principal amount)
Postponement of maturity date:
If the final scheduled valuation date is not an index business day or if a market disruption event occurs on that day so the final valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled index business day following that final valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

August 2008	Page 4

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	617480777
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, each Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this characterization of the Bear Market PLUS is respected and subject to the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪
A U.S. Holder (as defined in the accompanying prospectus supplement) should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange; and

▪
upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Bear Market PLUS for more than one year at such time.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the notice described above, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the NASDAQ-100 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

August 2008	Page 5

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures and options contracts on the underlying index and in any other securities or instruments that we may wish to use in connection with such hedging.  Such activities could potentially decrease the value of the underlying index, and therefore the value at which the underlying index must close on the valuation dates before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2008	Page 6

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$13.21 (132.1% of the stated principal amount)

Minimum payment at maturity:	$2 (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final average index value is less than the initial index value, then investors receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final average index value of 89.3% of the initial index value.

▪	If the final average index value is 5% less than the initial index value, the investor would receive a 15% return, or $11.50.

▪	If the final average index value is 50% less than the initial index value, the investor would receive the hypothetical maximum payment at maturity of 132.1% of the stated principal amount, or $13.21.

▪
If the final average index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity.

▪
If the final average index value is 10% more than the initial index value, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the final average index value is 90% more than the initial index value, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.

August 2008	Page 7

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final average index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $13.09 to $13.33, or 130.9% to 133.33% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   ($10    ×    300%   ×    index percent decrease)

and

index percent decrease	=	initial index value − final average index value
initial index value

If the final average index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    index percent increase)

and

index percent increase	=	final average index value − initial index value
initial index value

Because the upside reduction amount will be greater than or equal to 0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

August 2008	Page 8

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

▪
Bear Market PLUS do not pay interest and guarantee only a minimum 20% return of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and guarantee only a minimum 20% payment of the principal amount at maturity.  If the final average index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $13.09 to $13.33, or 130.9% to 133.33% of the stated principal amount.  Although the leverage factor provides 300% exposure to any decline in the value of the underlying index at maturity, because the payment at maturity will be limited to 130.9% to 133.33% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final average index value falls below 89.7% to 88.9% of the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Not equivalent to investing in or taking a short position with respect to the underlying index.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks.  Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The final average value of the underlying index is determined on multiple averaging dates.  You will receive a payment at maturity that is greater than the stated principal amount of the Bear Market PLUS only if the arithmetic average of the closing value of the underlying index on each of the valuation dates is less than the initial value of the underlying index.  An index closing value that is lower than the initial value of the underlying index on any one valuation date may be partially or entirely offset by an index closing value that is higher than the initial value of the underlying index on any other valuation date.  Consequently, it is possible that you will receive at maturity an amount less than the stated principal amount for each Bear Market PLUS you hold, even if the underlying index closing value has decreased substantially on the final valuation date.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization,

August 2008	Page 9

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement for PLUS. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

Other Risk Factors

▪
The Bear Market PLUS will not be listed.  The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

▪
Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could decrease the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on any of the valuation dates, could potentially affect the value of the underlying index on the valuation dates and, accordingly, the amount of cash an investor will receive at maturity.

August 2008	Page 10

Bear Market PLUS based Inversely on the Value of the NASDAQ-100 Index® due September   , 2009
Performance Leveraged Upside SecuritiesSM

Information about the NASDAQ-100 Index®

The NASDAQ-100 Index®. The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The NASDAQ-100 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley.  The “NASDAQ®,” “NASDAQ-100®”, “NASDAQ Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The NASDAQ Stock Market, Inc., which with its affiliates we refer to as NASDAQ, and have been licensed for use by Morgan Stanley.  The Bear Market PLUS have not been passed on by NASDAQ as to their legality or suitability.  The Bear Market PLUS are not issued, endorsed, sold or promoted by NASDAQ.  NASDAQ makes no warranties and bears no liability with respect to the Bear Market PLUS.  See “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index—License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2003 through August 7, 2008.  The closing value of the underlying index on August 7, 2008 was 1,880.09.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation dates.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

NASDAQ-100 Index®	High	Low	Period End
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter	2,055.11	1,790.93	1,837.09
Third Quarter (through August 7, 2008)	1,895.21	1,798.03	1,880.09

August 2008	Page 11